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Exhibit 99.1

Generex Biotechnology Corporation (ticker: GNBT, exchange: NASDAQ) News Release
- ___- January - 2004

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Generex Biotechnology Raises $2.5 Million Through Private Placement

TORONTO, January 6, 2004 /PRNewswire-FirstCall via COMTEX/ -- Generex Biotechnology Corporation (Nasdaq: GNBT) announced today that it has raised $2,500,000 through a private placement of common stock and warrants to institutional investors. The financing was completed through the issuance of 1,700,680 shares of stock at and warrants to purchase 425,170 shares of Generex's common stock at $1.86. The transaction was priced based upon the closing price for the stock on December 18, 2003, the date prior to signing the definitive agreement, with an additional $.04 as consideration for each warrant. The company expects to utilize the proceeds from the transaction, which was completed with existing institutional investors, to accelerate clinical development activities and for working capital and other general corporate purposes.

Generex is required to register for resale the shares issued in the private placement and the shares issuable upon exercise of the warrants no later than April 4, 2004. Pursuant to the terms of an Additional Investment Right, the investors have the right to purchase up to the the same number of shares and warrants, at the same price, within sixty (60) days after the effectiveness of the registration statement.

"We believe this additional commitment from our existing shareholders represents another strong endorsement of Generex's Oralin(TM) technology, our upcoming clinical trials and the overall direction of the company" said Anna E. Gluskin, President & Chief Executive Officer of Generex. "This commitment will help us fund our upcoming clinical activities and help us to establish additional strategic relationships to realize opportunities to further develop our promising technologies."

About Generex

Generex is engaged in the research and development of drug delivery systems and technology. To date, it has focused on developing a platform technology for the buccal delivery - delivery to the oral cavity for absorption through the inner mouth mucosa - of drugs that historically have been administered only by injection. Generex's buccal delivery technology has application to a large number of drugs.

This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

SOURCE Generex Biotechnology Corporation

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